Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric	Barbara Brungess
	610-727-7118	610-727-7199
	mkilpatric@amerisourcebergen.com	bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN ACQUIRES BELLCO HEALTH FOR $190 MILLION

AmerisourceBergen to Add $2.0 Billion Pharmaceutical Distribution Business

VALLEY FORGE, Pa. October 1, 2007 — AmerisourceBergen Corporation (NYSE: ABC) today acquired Bellco Health, a privately held distributor of branded and generic pharmaceuticals, for a revised purchase price of approximately $190 million in cash. AmerisourceBergen expects this acquisition will be neutral to diluted earnings per share for fiscal year 2008 and approximately $0.05 accretive to diluted earnings per share in fiscal year 2009.

AmerisourceBergen President and Chief Executive Officer R. David Yost said, “Bellco is a great strategic fit and is a perfect example of our acquisition strategy, which focuses on adding complementary companies in the pharmaceutical supply channel.”

Headquartered in North Amityville, New York, Bellco Health has annualized revenues of approximately $2.0 billion and is a major pharmaceutical distributor in the Metro New York City Area, where it primarily services independent retail community pharmacies. Nationally, the Company markets and sells generic pharmaceuticals to individual retail pharmacies, and provides pharmaceutical products and services to dialysis clinics.

When AmerisourceBergen first announced the proposed acquisition in March 2007, the purchase price was estimated to be $235 million. The price was decreased due to a now resolved regulatory issue and other business matters.

AmerisourceBergen said its diluted earnings per share from continuing operations expectations for fiscal year 2007 remain unchanged in a range of $2.50 to $2.58, including a net benefit of $0.05 from special items. This range reflects the spin off of its institutional pharmacy business, which becomes a discontinued operation for the full year. The Company also remains optimistic about fiscal year 2008 and expects its performance to be in line with its long-term financial goals.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $64 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 11,500 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); government enforcement initiatives (including (i) the imposition of increased obligations upon pharmaceutical distributors to detect and prevent suspicious orders of controlled substances (ii) the commencement of further administrative actions by the U. S. Drug Enforcement Administration seeking to suspend or revoke the license of any of the Company’s distribution facilities to distribute controlled substances, or (iii) the commencement of any enforcement actions by any U.S. Attorney alleging violation of laws and regulations regarding diversion of controlled substances and suspicious order monitoring); changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); changes in regulatory or clinical medical guidelines and/or reimbursement practices for the pharmaceuticals we distribute; price inflation in branded pharmaceuticals and price deflation in generics; the inability of the Company to successfully complete any transaction that the Company may wish to pursue from time to time; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar—Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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